ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
TeI : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL,B., CPA1Practising)

September 8, 2011

Office of the Chief Accountant
Securities and Exchange Commission 100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam,

We have read the statements included under Item 4.01 in the Form 8-K dated August 22, 2011 of Eco Energy Pumps, Inc, (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. However, although, technically the Company dismissed our firm, it was only due the Company's longstanding lack of response to resolving a fee issue with us. The Company had been informed prior to our dismissal that should we not be able to resolve the fee dispute, our firm had every intention of resigning from the engagement. The Company was aware that we were waiting for their response and never provided an answer on the fee matter, which currently still remains unsettled.